Exhibit 23.1
[Deloitte & Touche LLP Letterhead]
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the incorporation by reference in this Annual Report on Form 40-F of Pan American Silver Corp. (the “Company”) for the year ended December 31, 2006 of our reports dated March 21, 2007 relating to the financial statements of the Company and management’s report on the effectiveness of internal control over financial reporting.
We also consent to the incorporation by reference in the Registration Statement on Form F-10 (No. 333-122152) of the Company of our reports dated March 21, 2007 relating to the financial statements of the Company and management’s report on the effectiveness of internal control over financial reporting.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants

March 29, 2007